PROSPECTUS SUPPLEMENT NO. 2 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated June 2, 2023) Registration No. 333-268062

VINTAGE WINE ESTATES, INC.

31,170,515 Shares of Common Stock

__________________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 2, 2023 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K, which was filed with the SEC on September 19, 2023 and in our Current Report on Form 8-K/A, which was filed with the Securities and Exchange Commission (the “SEC”) on September 21, 2023 (together, the “Reports”). Accordingly, we have attached the Reports to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of up to 31,170,515 shares of our common stock, no par value per share (“common stock”).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “VWE”. On September 21, 2023, the closing price of our common stock on Nasdaq was $0.68 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 22, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2023

Vintage Wine Estates, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40016	87-1005902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

937 Tahoe Boulevard Suite 210
Incline Village, Nevada		89451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 289-9463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, no par value per share	VWE	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VWEWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 13, 2023, Vintage Wine Estates, Inc. (the “Company”) received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets Nasdaq Listing Rule 5450(a)(1), which requires listed companies to maintain a minimum bid price of at least $1 per share.

Nasdaq Listing Rule 5810(c)(3)(A) provides a compliance period of 180 calendar days, or until March 11, 2024, in which to regain compliance with the minimum bid price requirement. If the Company evidences a closing bid price of at least $1 per share for a minimum of 10 consecutive business days during the 180-day compliance period, the Company will automatically regain compliance. In the event the Company does not regain compliance with the $1 bid price requirement by March 11, 2024, the Company may be eligible for consideration of a second 180-day compliance period if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq’s Global Market, other than the minimum bid price requirement. In addition, the Company would also be required to notify Nasdaq of its intent to cure the minimum bid price deficiency.

If the Company fails to regain compliance with the Nasdaq continued listing standards, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel.

The notification has no immediate effect on the listing of the Company’s common stock on Nasdaq. The Company intends to monitor the closing bid price of its common stock and consider its available options in the event the closing bid price of its common stock remains below $1 per share.

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words like “believe,” “intend,” “may,” “will,” and “would” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what is currently known about its business and operations, there can be no assurance that actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ materially from its expectations or beliefs are disclosed in the “Risk Factors” section, as well as other sections, of its reports filed with the Securities and Exchange Commission, which include, without limitation, its ability to regain compliance with the Nasdaq Listing Standards and maintain the listing of its securities on Nasdaq. All forward-looking statements speak only as of the date on which they are made and the Company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.
(Registrant)
Date:	September 19, 2023	By:	/s/ Kristina Johnston
Kristina Johnston Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2023

Vintage Wine Estates, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40016	87-1005902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

937 Tahoe Boulevard Suite 210
Incline Village, Nevada		89451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 289-9463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, no par value per share	VWE	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VWEWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-K (“Amendment No. 1”) amends and supplements the Form 8-K filed by Vintage Wine Estates, Inc. (the “Company”) on July 20, 2023 (the “Initial Form 8-K”). As previously reported in the Initial Form 8-K, on July 19, 2023, the Company and Terry Wheatley entered into a Separation Agreement wherein they agreed to use good faith reasonable efforts to enter into an asset purchase agreement for the sale to Ms. Wheatley of the Company’s intellectual property rights related to its "Purple Cowboy," "Wine Sisterhood" and "Gem+Jane" trademarks (the “APA”). This Amendment No. 1 is being made to report the entry into the APA between the Company and Ms. Wheatley. Other than as set forth in this Amendment No. 1, no changes have been made to the Initial Form 8-K. The information previously reported in or filed with the Initial Form 8-K is hereby incorporated by reference into this Amendment No. 1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Form 8-K filed by Vintage Wine Estates, Inc. (the “Company”) on July 20, 2023, the Company and Terry Wheatley entered into a Separation Agreement wherein they agreed to use good faith reasonable efforts to enter into an asset purchase agreement for the sale to Ms. Wheatley of the Company’s intellectual property rights related to its "Purple Cowboy," "Wine Sisterhood" and "Gem+Jane" trademarks (the “APA”). On September 17, 2023, the Company and Ms. Wheatley entered into the APA which is effective as of September 17, 2023 (the “Effective Date”), whereby the Company will sell Ms. Wheatley all of its intellectual property rights related to its "Purple Cowboy," "Wine Sisterhood" and "Gem+Jane" trademarks for a nominal sum. The Company expects to close the transactions governed by the APA in September.

Pursuant to the APA, the Company will hold a worldwide, non-exclusive license to use the Purple Cowboy IP, as defined in the APA, until June 30, 2024 for the purpose of liquidating its existing Purple Cowboy inventory. Pursuant to the APA, Ms. Wheatley is required to purchase, by December 31, 2024, all Purple Cowboy inventory held by the Company that was not sold by June 30, 2024, at cost plus shipping charges. From the Effective Date of the APA to June 30, 2024, the Company has agreed to make sponsorship payments to “Tough Enough to Wear Pink” of all gross profits received from sales of inventory associated with the Purple Cowboy IP. The sponsorship payments are to be made at a rate of $20,000 per month with any adjustment needed to account for remaining gross profits not previously covered by the sponsorship payments to be made in the final payment in July 2024. In the event the sponsorship payments exceed the gross profits received by the Company from sales of Purple Cowboy inventory, Ms. Wheatley is required to refund such excess amount to the Company by July 30, 2024.

Pursuant to the APA, the Company will hold a worldwide, partially non-exclusive and partially exclusive license to use the Wine Sisterhood IP, as defined in the APA, for the purpose of liquidating, and until it has liquidated, its existing inventory associated with the Wine Sisterhood IP. Ms. Wheatley has also agreed to pay the Company a royalty of $1.00 per 9-liter case of “Gem+Jane” branded products sold for a period of three years from the Effective Date.

The description of the APA is not complete and is qualified in its entirety by reference to the APA attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Asset Purchase Agreement effective September 17, 2023, between Vintage Wine Estates, Inc. and Terry Wheatley. ◆
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

◆ Indicates management compensatory plan, contract or arrangement.

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words like “expects” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what is currently known about its business and operations, there can be no assurance that actual results will not differ materially from what the Company expects or believes, including without limitation, the expected timing of the close of the transactions governed by the APA, which may occur after September. Some of the factors that could cause the Company’s actual results to differ materially from its expectations or beliefs are disclosed in the “Risk Factors” section, as well as other sections, of its reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made and the Company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.
(Registrant)
Date:	September 21, 2023	By:	/s/ Kristina Johnston
Kristina Johnston Chief Financial Officer

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 17th, 2023 (the “Effective Date”), by and between Terry Wheatley (“Buyer”) and Vintage Wine Estates, Inc. (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS

A.
WHEREAS, immediately prior to the Effective Date, Seller employed Buyer.
B.
WHEREAS, Buyer and Seller have decided that it is in their mutual best interest that Buyer’s employment with Seller be terminated.
C.
WHEREAS, in connection with the termination of Buyer’s employment by Seller, the Parties have agreed that Seller shall sell to Buyer, and Buyer shall purchase from Seller, certain assets of Seller set forth on Exhibit B (the “IP Assets”) pursuant to the terms of this Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I. THE TRANSACTION

1.1
Transaction. On and subject to the terms and conditions of this Agreement, at Closing, Buyer shall purchase, accept and receive from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances, all of the IP Assets in exchange for $3.00 (the “Purchase Price”).
1.2
Assets. The IP Assets shall not include, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, all assets of Seller other than those set forth on Exhibit B.
1.3
Liabilities. At Closing, Buyer shall not assume and shall not be liable or responsible for any liabilities or obligations of whatever kind or nature, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due of Seller (collectively, “Liabilities”).
1.4
Nonassignable Assets. Nothing in this Agreement, the Bill of Sale or the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign or transfer any Purchased Asset to Buyer which by its terms or by Law is not assignable or transferable without a consent or is cancelable by a third party in the event of an assignment or transfer (a “Nonassignable Asset”), unless and until such consent shall have been obtained or Law satisfied.
1.5
Payment of Purchase Price. In full consideration of the purchase of the IP Assets, at Closing Buyer shall pay or cause to be paid to Seller, the Purchase Price in cash or immediately available funds to an account designated by Seller in writing.

ARTICLE II.

CLOSING

2.1
Closing Date. The closing of the transactions contemplated hereby (the "Closing") shall take place via electronic transmittal of documents, or, if not possible, at the offices of Harter Secrest & Emery LLP in Rochester, New York (or at such other place as is agreed in writing by Buyer and Seller), on the Effective Date (the "Closing Date"). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11 :59 p.m. on date immediately preceding the Closing Date (the "Effective Time").
2.2
Closing Deliveries.
(a)
Deliveries by Buyer. In full consideration of the purchase of the IP Assets at the Closing, Buyer shall deliver or cause to be delivered the following to Seller or other Persons as specified below:
(i)
the amount set forth in Section 1.5;
(ii)
a Bill of Sale, by and between Buyer and Seller, in a form reasonably acceptable to the Parties thereto (the "Bill of Sale"), duly executed by Buyer;
(iii)
an Intellectual Property Assignment and Assumption Agreement, by and between Buyer and Seller, in a form reasonably acceptable to the Parties thereto (the "IP Agreement"), duly executed by Buyer;
(iv)
a consent and release from CannaCraft, Inc. ("CannaCraft") consenting to the assignment by Seller to Buyer of all of Seller's rights and obligations in connection with Seller's "Gem+Jane" obtained by Seller pursuant to that certain Asset Purchase Agreement by and between Seller and CannaCraft dated February 24, 2022, and releasing Seller from all past and future obligations to CannaCraft; and
(v)
such other agreements, certificates and documents as m ay be reasonably requested by Seller to effectuate or evidence the transactions contemplated hereby.
(b)
Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered the following to Buyer:
(i)
the Bill of Sale, duly executed by Seller;
(ii)
the IP Agreement, duly executed by Founder; and
(iii)
such other agreements, ce1tificates and documents as may be reasonably requested by Buyer to effectuate or evidence the transactions contemplated hereby.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1
Organization; Authority. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada. Seller has all requisite corporate power and authority to cany on its business; execute, deliver and perform this Agreement and each Ancilla1y Agreement to which Seller is a party; and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Seller is a party has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

3.2
No Conflict. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Law to which Seller is subject, (b) violate any provision of the certificate of formation, operating agreement or other organizational or governance documents of Seller, or (c) violate or result in a breach of or constitute a default (or an event which might, with the passage of ti.me or the giving of notice, or both, constitute a default) under, or require the consent of or notice to any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature upon any of the assets of Seller or give to others any interests or rights therein under, any Contract or Permit to which Seller is a party or by which Seller may be bound or affected.
3.3
Consents. No consent, approval, or authorization of, or exemption by, or filing with, any Authority or other Person is required to be obtained or made by Seller in connection with the execution, delivery, and performance by Seller of this Agreement, or any Ancillary Agreement to which Seller is a party or the taking by Seller of any other action contemplated hereby or thereby.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1
Capacity; Authority. Buyer has full power and capacity to execute and deliver this Agreement and each Ancillary Agreement to which Buyer is a party, and to consummate the transactions contemplated hereby and thereby. Buyer has all requisite power and authority to perform this Agreement and each Ancillary Agreement to which Buyer is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of such Buyer enforceable against Buyer in accordance with their respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.
4.2
No Conflict. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Law to which Buyer is subject, (b) violate any provision of the certificate of formation, limited liability company agreement or other organizational or governance documents of Buyer, or (c) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature upon any of the assets of Buyer or give to others any interests or rights therein under, any Contract or Permit to which Buyer is a party or by which Buyer may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Buyer to perform their obligations hereunder or the consummation of the transactions contemplated hereby.

4.3
Consents. No consent, approval, or authorization of, or exemption by, or filing with, any Authority or other Person is required to be obtained or made by Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement, or any Ancillary Agreement to which Buyer is a party or the taking by Buyer of any other action contemplated hereby or thereby.

ARTICLE V. COVENANTS

5.1
Confidentiality. Each Party shall keep confidential and not disclose to any other Person or use for such Party's own benefit or the benefit of any other Person any confidential or proprietary information, technology, know-how, trade secrets (including all results of research and development), customer, supplier and referral sources lists, inventions or other intellectual property regarding the other Party or the IP Assets ("Confidential Information") in such Party's possession or control. The obligations of the Parties under this Section 5.1 shall not apply to Confidential Information which (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 5. l ; or (b) is required to be disclosed by Law; provided, however, that, in any such case, the disclosing Party shall notify the other party as early as reasonably practicable prior to disclosure to allow the other Party to take appropriate measures to preserve the confidentiality of such Confidential Information.
5.2
Nondisparagement. Each Party agrees that it shall not, and shall cause each of its Affiliates not to, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of any other Party, or its Affiliates, or any other Person, criticize, ridicule, or make or encourage any other Person to make any statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of any other Party, any of its Affiliates, or any of their then current or former respective officers, directors, employees, representatives, agents or attorneys.

5.3 "Purple Cowboy" Brand Transition.

(a)
Buyer hereby grants Seller a worldwide, non-exclusive, limited, fully paid up, royalty-free, non-transferable, without the right to sublicense, license to use the Purple Cowboy IP until June 30, 2024 (the "Purple Cowboy Transition Date") for the purpose of liquidating existing inventory associated with the Purple Cowboy IP. The foregoing license includes, without limitation, the right to advertise, market, and promote existing inventory associated with the Purple Cowboy IP in all manners and forms of media. Seller hereby acknowledges that all goodwill arising from its use of the Purple Cowboy IP will inure to the sole and exclusive benefit of Buyer. Seller agrees that the quality of products, and all promotional material, websites, displays, advertisements and other material prepared in connection with the sale of products associated with the Purple Cowboy IP shall be of the high standards in the industry and shall maintain a consistent level of quality and that Buyer has the right to periodically monitor the Seller's use of the Purple Cowboy IP.
(b)
No later than December 31, 2024, Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller' inventory associated with the Purple Cowboy IP remaining at the Purple Cowboy Transition Date (the "Purple Cowboy lnventory"). The Purple Cowboy Inventory shall be valued at Seller's cost, plus shipping costs incurred by Seller in shipping the Purple Cowboy Inventory to Buyer.
(c)
Seller hereby agrees to provide monthly sales reports to Buyer reporting monthly sales of "Purple Cowboy"-branded products until the Purple Cowboy Transition Date.

(d)
From the date of this Agreement until the Purple Cowboy Transition Date, Seller shall make sponsorship payments, as directed by Buyer, to "Tough Enough to Wear Pink" of all gross profits received from sales of inventory associated with the Purple Cowboy IP. Such sponsorship payments shall be made by Seller at a rate of $20,000 per month beginning August 1, 2023, due and payable within five days of the first day of each month, with a final payment of the total amount due through the Purple Cowboy Transition Date minus sponsorship payments made between August 1, 2023, and the Purple Cowboy Transition Date due, if any, in July 2024. In the event that, as of the Purple Cowboy Transition Date, Seller has made monthly sponsorship payments pursuant to this Section 5.3(d) in excess of the amount due pursuant to this Section 5.3(d), Buyer shall cause such excess to be refunded to Seller within 30 days of the Purple Cowboy Transition Date. "Gross profits" as used in this subsection shall be defined as net sales revenue recognized by Seller less the cost of goods sold recognized by Seller.
5.4
"Gem+Jane" Brand Transition.
(a)
Buyer hereby agrees to pay Seller a royalty of $1.00 per 9-liter case of "Gem+Jane"-branded products for a period of three years after the Effective Date. Such royalty payments shall be made in arrears on a quarterly basis within 30 days of the end of the applicable quarter.
(b)
Buyer hereby agrees to provide monthly sales reports to Seller reporting monthly sales of "Gem+Jane"-branded products during the three-year period set forth in Section 5.4(a).
5.5
"Wine Sisterhood" Brand Transition.
(a)
Buyer hereby grants Seller a worldwide, partially non-exclusive (with respect to trademarks) and partially exclusive (with respect to online media), limited, fully paid up, royalty-free, non-transferable, without the right to sublicense, license to use the Wine Sisterhood IP until Seller has liquidated its existing inventory associated with the Wine Sisterhood IP for the purpose of liquidating existing inventory associated with the Wine Sisterhood IP. The foregoing license includes, without limitation, the right to advertise, market, and promote existing inventory associated with the Wine Sisterhood IP in all manners and forms of media, including the "Wine Sisterhood" online community. Seller hereby acknowledges that all goodwill arising from its use of the Wine Sisterhood IP will inure to the sole and exclusive benefit of Buyer. Seller agrees that the quality of products, and all promotional material, websites, displays, advertisements and other material prepared in connection with the sale of products associated with the Wine Sisterhood IP shall be of the high standards in the industry and shall maintain a consistent level of quality and that Buyer has the right to periodically monitor the Seller's use of the Wine Sisterhood IP.
(b)
Seller shall transfer all rights and access to the "Wine Sisterhood" online community to Buyer on or before December 31, 2023.
(c)
Seller hereby agrees to provide monthly sales reports to Buyer reporting monthly sales of "Wine Sisterhood"-branded products until Seller has liquidated its existing inventory.
5.6
Offer Right. Seller shall provide Buyer with the opportunity to bid on all sales of brands by Seller that commence during the six-month period after the Effective Date. For avoidance of doubt, the foregoing Seller obligation shall not constitute a right of first negotiation or right of first refusal.
5.7
Post-Closing Further Assurances.
(a)
In order to facilitate the resolution of any claims made by or against or incurred by Seller or with respect to the IP Assets after the Closing, for a period of seven years following the Closing, Buyer shall: (i) retain those books and records that (A) constitute IP Assets and (B) relate to periods prior to the Closing, in each case to the extent such books and records relate to any Excluded

Asset or Excluded Liability; and (ii) upon reasonable notice, afford the representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records; provided, however, that any such books and records related to Tax matters shall be retained for the full period of the applicable statutes of limitations plus 60 days. Notwithstanding the foregoing, the Buyer shall not be obligated to provide Seller with access to any books or records where such access would violate any applicable Law.

(b)
From time to time after the Closing, Buyer shall, at the request of Seller, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to evidence the consummation of the transactions contemplated hereby. From time to time after the Closing, Seller shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

ARTICLE VI. MISCELLANEOUS

6.1
Definitions. The terms defined in Exhibit A hereto, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.
6.2
Interpretive Provisions.
(a)
The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.
(b)
Whenever used in this Agreement, (i) "including" (or any variation thereof) means including without limitation, (ii) any reference to gender shall include all genders, and (iii) where a word is defined herein, references to the singular shall include references to the plural and vice versa.
(c)
The Parties acknowledge and agree that (i) each Party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
(d)
Entire Agreement. This Agreement, together with the Ancillary Agreements, constitute the sole understanding and agreement of the Parties with respect to the subject matter hereof.
(e)
Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, successors and assigns of the Parties hereto; provided however, that this Agreement may not be assigned by Buyer without the prior written consent of Seller.
(f)
Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

(g)
Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall bear the expenses incurred by that Party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such Party, whether or not the transactions contemplated hereby shall be consummated.
(h)
Notices. Any notice, request, instruction, or other document to be given hereunder by any Party hereto to any other Party shall be in writing and shall be given by delivery in person, by electronic mail, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when delivered if delivered by electronic mail, when transmission confirmation is received if delivered by facsimile during normal business hours (or the next Business Day if delivered by fax after normal business hours), one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

to Seller, to:

Vintage Wine Estates, Inc. 205 Concourse Blvd.

Santa Rosa, California 95403 Attn: Jon Moramarco

Email: Jon@vintagewineestates.com with a copy to:

Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 Attn: Alexander R. McClean Email: amcclean@hselaw.com to Buyer to:

Terry Wheatley

[***]

[***]

or at such other address for a Party as shall be specified by like notice.

6.3
Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada applicable to agreements made and to be performed wholly within that jurisdiction. Each Party hereto, for itself and its heirs, successors and assigns, irrevocably agrees that, any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the United States District Court located in Reno, Nevada or in the absence of jurisdiction, the state courts located in Reno, Nevada, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each Party, for itself and its heirs, successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the Parties, for itself and its heirs, successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 6.2(h) or at such other address of which the other Parties shall have been notified in accordance with the provisions of Section 6.2(h), such service being hereby acknowledged by the Parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

6.4
Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Therefore, it is agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled hereunder, at law or in equity. Each of the Parties hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, agreements and obligations of such Parties under this Agreement. Each of the Parties hereto hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate (or any similar defense), (ii) any requirement under any Law to post a bond or other security as a prerequisite to seeking or obtaining equitable relief, and (iii) any requirement to show actual damages.
6.5
Public Announcements. Buyer shall not make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Seller except as may be required by Law. If a public statement is required to be made by Law, the Parties shall consult with each other in advance as to the contents and timing thereof.
6.6
No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the Parties hereto and their heirs and permitted successors and assigns, and no other Party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.
6.7
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
6.8
Delivery by Facsimile and Email. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.signnow.com, .PDF or other similar electronic format), shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of this Agreement and each such Party forever waives any such defense.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

VINTAGE WINE ESTATES, INC.

By:	/s/ Jon Moramarco
Name:	Jon Moramarco
Title:	Interim Chief Financial Officer

/s/ Terry Wheatley
Terry Wheatley

[Asset Purchase Agreement]

Exhibit A Definitions

(a)
"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
(b)
"Ancillary Agreement" means any agreement, exhibit, schedule, statement, document or certificate executed or delivered in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.
(c)
"Business Day" means any day other than a day on which banks in New York, New York are required or authorized to be closed.
(d)
"Code" means the Internal Revenue Code of 1986, as amended.
(e)
"Contract" means any written or oral contract, lease, license, loan or credit agreement, bond, debenture, note, mortgage, indenture, supply agreement, sale or purchase order, or any other binding agreement, commitment, arrangement or understanding.
(f)
"control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
(g)
"Encumbrances" means all liens, charges, mortgages, pledges, security interests or other encumbrances of any kind.
(h)
"Laws" means any federal, state or local law (including principles of common law), statute, ordinance, rule, regulation, Permit, certificate, judgment, order, award or other legally enforceable determination, decision or requirement of any Authority.
(i)
"Person" means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, or other entity or group (as group is defined in Section 13(d)(3) of the Exchange Act).
(j)
"Purple Cowboy IP" means the trademark "PURPLE COWBOY", U.S. trademark registration no. 35/89200 for "PURPLE COWBOY" registered on March 10, 2009, and all associated goodwill.
(k)
"Tax" means (i) any federal, state, local or foreign income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, property taxes (real or personal), including unpaid property taxes, premium, windfall profits, environmental assessments, alternative or add-on minimum, custom duties, capital stock, profits, social security (or similar), unemployment, disability, estimated, or any other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, whether disputed or not, and (ii) any obligation to indemnify or otherwise assume or succeed to any Liability described in clause (i) hereof of any other Person whether by contract or under common law doctrine of de facto merger and successor liability or otherwise.

(l)
"Wine Sisterhood IP" means the trademark "WINE SISTERHOOD", U.S. trademark registration no. 43/17635 for "WINE SISTERHOOD" registered on April 9, 2013, all associated goodwill, and all rights and access Seller has to the "Wine Sisterhood" online community.
(m)
Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

"Agreement"	Preamble
"Bill of Sale"	2.2(a)(ii)
"Buyer"	Preamble
"CannaCraft''	2.2(a)(iv)
"Closing"	2.1
"Closing Date"	2.1
"Confidential Information"	5.1
"Effective Time"	2.1
"IP Assets"	Recitals
"Liabilities"	1.3
"Nonassignable Asset''	1.4
"Party"	Preamble
"Parties"	Preamble
"Purple Cowboy Inventory"	5.3(a)
"Purple Cowboy IP"	5.3(a)
"Purple Cowboy Transition Date"	5.3(b)
"Seller"	Preamble

Exhibit B IP Assets

1.
"Purple Cowboy" Brand
•
All intellectual property rights Seller holds to the trademark "PURPLE COWBOY", U.S. trademark registration no. 35/89200for "PURPLE COWBOY" registered on March 10, 2009, and all associated goodwill.
2.
"Wine Sisterhood" Brand and Merchandise
•
All intellectual property rights Seller holds to the trademark "WINE SISTERHOOD", U.S. trademark registration no. 43/17635 for "WINE SISTERHOOD" registered on April 9, 2013, and all associated goodwill.
•
All rights and access Seller has to the "Wine Sisterhood" online community.
3.
"Gem+Jane" Brand
•
All intellectual property rights Seller holds to the trademark "GEM+JANE", California trademark registration no. 02013985 for "GEM + JANE" filed June 17, 2021, and all associated goodwill.